Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

between

AKERNA CORP.

and

AKERNA CANADA AMPLE EXCHANGE INC.

and

MJ ACQUISITION CORP.

dated as of

April 28, 2023

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of April 28, 2023, is entered into among Akerna Corp., a Delaware corporation (“Seller”), Akerna Canada Ample Exchange Inc., an Ontario corporation (“ExchangeCo”), and MJ Acquisition Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), of MJ Freeway, LLC, a Colorado limited liability company (“MJF”);

WHEREAS, Seller owns all of the issued and outstanding common shares of Akerna Canada Holdings, Inc., an Ontario corporation;

WHEREAS, Akerna Canada Holdings, Inc. owns all of the issued and outstanding common shares of ExchangeCo;

WHEREAS, ExchangeCo owns all of the issued and outstanding common and preferred shares (the “Shares”), of Ample Organics Inc., an Ontario corporation (the “AO”);

WHEREAS, Seller wishes to sell to Buyer (or a Subsidiary of Buyer designated by Buyer), and Buyer wishes to purchase (or cause a Subsidiary of Buyer designated by Buyer to purchase) from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

WHEREAS, ExchangeCo wishes to sell to Buyer, and Buyer wishes to purchase from ExchangeCo, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, in order to induce Buyer to enter into this Agreement and to cause the transactions contemplated by this Agreement to be consummated, the directors and officers of Seller and certain stockholders of or lenders to the Seller, in each case, listed on Schedule A hereto, are executing, concurrently with the execution and delivery of this Agreement, Voting and Support Agreements in favor of Seller or Buyer in the form(s) substantially attached hereto as Exhibit A (the “Voting and Support Agreements”); and

WHEREAS, as partial consideration for its acquisition of the Membership Interests and Shares, Buyer has agreed, contemporaneous herewith, to extend the Akerna Loan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” means an Acquisition Proposal for Company Group or an Acquisition Proposal for Seller.

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“Acquisition Proposal for Company Group” means, other than with respect to the Merger Transaction, any inquiry, proposal or offer, whether written or oral, from any Person or group of Persons (other than an offer or proposal made or submitted by or on behalf of Buyer or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction for Company Group.

“Acquisition Proposal for Seller” means, other than with respect to the Merger Transaction, any inquiry, proposal or offer, whether written or oral, from any Person or group of Persons (other than an offer or proposal made or submitted by or on behalf of Buyer or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction for Seller.

“Acquisition Transaction for Company Group” means, other than the Merger Transaction, any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share or unit exchange, business combination, issuance of securities, acquisition of securities, liquidation, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Company Group member is a constituent corporation or company; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Company Group member; or (iii) in which a Company Group member issues securities representing more than 20% of the outstanding securities of any class of voting securities of a Company Group member; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of the Company Group, taken as a whole (as determined by Seller’s board of directors); or (c) any tender offer or exchange offer, that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding equity securities of a Company Group member.

“Acquisition Transaction for Seller” means, other than the Merger Transaction, any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share or unit exchange, business combination, issuance of securities, acquisition of securities, liquidation, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Seller is a constituent corporation or company; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Seller; or (iii) in which Seller issues securities representing more than 20% of the outstanding securities of any class of voting securities of Seller; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of Seller and its Subsidiaries, taken as a whole (as determined by Seller’s board of directors); or (c) any tender offer or exchange offer, that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding equity securities of Seller.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Akerna Loan” means a loan by Buyer to Seller in the principal amount of $1,000,000 to be evidenced by a note and security documents in substantially the form attached hereto as Exhibit B.

“Allocation Schedule” has the meaning set forth in Section 6.06.

“Ancillary Documents” means the the Voting and Support Agreements, and all other agreements, documents, instruments or certificates delivered or required to be delivered by any party to this Agreement at or prior to the Closing pursuant to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“AO” has the meaning set forth in the recitals.

“AO Employee” has the meaning set forth in Section 5.18(b)(i).

“AO Group” means AO, AO’s wholly owned Subsidiaries, if any, and AO’s non-wholly owned Subsidiaries, if any.

“AO Prospective Employee” has the meaning set forth in Section 5.18(b)(ii).

“AO-Related Employee” has the meaning set forth in Section 5.18(b)(i).

“AO Retained Employee” has the meaning set forth in Section 5.18(b)(ii).

“Assignments” has the meaning set forth in Section 2.03(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.23(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado, USAare authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Tax Returns” has the meaning set forth in Section 6.01(b)(ii).

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“Buyer’s Accountants” means HLB Gravier, LLC.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time, including any rules or regulations promulgated thereunder (including any analogous or similar provision under state and local Law).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Indebtedness” means the outstanding Indebtedness of the Company Group as of 12:01 a.m. MST on the Closing Date.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of Seller certifying on behalf of Seller an itemized list of all outstanding Indebtedness of the Company Group as of 12:01 a.m. MST on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Closing Transaction Expenses” means the amount of unpaid Transaction Expenses of the Company Group as of 12:01 a.m. MST on the Closing Date.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of Seller, certifying the amount of Transaction Expenses of the Company Group remaining unpaid as of 12:01 a.m. MST on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company Group, less (b) the Current Liabilities of the Company Group, in each case as adjusted as set forth on Schedule B and determined as of 12:01 a.m. MST on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means AO Group and MJF Group.

“Company Group member,” “member of Company Group,” or any other similar language means a member of AO Group or MJF Group.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by AO, MJF or another Company Group member.

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“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which a Company Group member is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company Group.

“Consolidated Returns” means any and all Tax Returns of the Seller Group that includes any Company Group member.

“Contemplated Transactions” means (A) the Merger Transaction, (B) the change of control of Seller resulting from the Merger Transaction, to the extent such approval is necessary, (C) the other transactions contemplated by the Merger Agreement, (D) the Reverse Split, (E) any amendment of Seller’s certificate of incorporation to increase the authorized shares of Seller’s common stock, (F) the amendment of Seller’s certificate of incorporation to effect the name change of Seller, (G) seeking advisory approval of a proposal to Seller’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Seller’s named executed officers in connection with the completion of the Merger Transaction, if applicable, or (H) the transactions contemplated by this Agreement or the Ancillary Documents.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COVID Related Deferrals” shall mean any Tax liabilities or other amounts or liabilities for or allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to (a) the CARES Act, (b) the Continued Assistance Act, (c) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time, (d) the Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020 and any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19, in each case any rules or regulations promulgated thereunder (including any analogous provisions under state and local law) and any amendments thereof.

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“Current Assets” means cash and cash equivalents, accounts receivable (less allowance for doubtful accounts), inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company Group’s Affiliates, directors, managers, employees, officers, stockholders or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Government Contracts” has the meaning set forth in Section 3.16(a).

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company Group’s Affiliates, directors, managers, employees, officers, stockholders or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company Group, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Do not have Unreasonably Small Capital” has the meaning set forth in Section 3.28(g).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company Group as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Group member or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(i)(B).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a)(i)(C).

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“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ExchangeCo” has the meaning set forth in the recitals.

“Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States.

“Fair Value” has the meaning set forth in Section 3.28(b).

“FAR” means the Federal Acquisition Regulation and any agency supplemental thereto.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Seller registering the public offering and sale of Seller’s common stock in the Merger Transaction, including all shares of Seller’s common stock to be issued in exchange for all shares of capital stock in Gryphon, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means common law fraud under the law of the State of Delaware.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Bid” means any bid, offer, proposal or quotation made or submitted by a Company Group member prior to the Closing Date which, if accepted or selected for ware, would result in a Government Contract.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Government Contract Loss” means that the total direct and indirect costs incurred by the Company Group under a Government Contract exceed the total amount of payments that have been or will be received by the Company Group under such Government Contract.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gryphon” means Gryphon Digital Mining, Inc., a Delaware corporation.

“GST/HST” means all goods and services taxes and harmonized sales taxes imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Contingent Liabilities” has the meaning set forth in Section 3.28(e).

“Indebtedness” means, without duplication and with respect to the Company Group, all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by any Company Group member on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) all obligations with respect to the net current Tax liabilities of the Company Group that are allocable to any Pre-Closing Tax Period (treating for purposes of this Agreement the taxable year of the Company Group that includes the Closing Date as closing on (and including) the Closing Date), and including any COVID Related Deferrals; (i) unpaid employer Liabilities for salary, wages, benefits, payroll, bonuses, commissions, vacation, sick days and other liabilities, including any termination pay, severance, or pay-in-lieu-of-notice payable to any employee; and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i).

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“Indemnified Taxes” means (without duplication), except to the extent treated as Closing Indebtedness or as a liability in the calculation of Closing Working Capital, (a) any and all Taxes (or the non-payment thereof) of the Company Group for all Pre-Closing Tax Periods, and, in the case of a Straddle Period, the portion of any Taxes of the Company Group for the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 6.04, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law, (c) any and all Taxes of any Person for any period (other than any member of the Company Group or Buyer or any Affiliate thereof) imposed on the Company Group as a transferee or successor, where the transaction giving rise to the liability on the part of the Company Group occurred on or prior to the Closing Date by Law, by Contract or otherwise, in each case, other than commercial agreements entered into in the ordinary course of business, the principle purpose of which is not Tax; (d) any and all Taxes of any Person imposed on the Company Group as a result of any Tax Sharing Agreement entered on or into prior to the Closing Date for any Pre-Closing Tax Period; (e) any and all Taxes arising out of or resulting from any inclusion under Sections 951 and 951A of the Code (or any corresponding or similar provision under applicable Law with respect to Taxes) in respect of any “foreign corporation” owned, directly or indirectly, by any Company Group member to the extent such inclusion results from any transaction or ownership of assets occurring between the beginning of the taxable year of such foreign corporation that includes the Closing Date and through the Closing; (f) any and all Taxes resulting from any election pursuant to Section 965 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax law); (g) any and all COVID Related Deferrals; and (h) any and all Transfer Taxes, which Seller is liable for pursuant to Section 6.01(c).

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

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“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” has the meaning set forth in Section 7.02(p).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, manager or officer of Seller or any Company Group member, in each case after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which any Company Group member holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company Group, or (b) the ability of Seller or ExchangeCo to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or explicitly permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08, or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, provided that such action is explicitly described in such written consent or written request; (vi) any changes in applicable Laws or accounting rules, including GAAP or the enforcement, implementation, or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company Group; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Company Group to meet any internal or published projections, forecasts, or revenue or earnings predictions, provided that the underlying causes of such failures (subject to other provisions of this definition) shall not be excluded; and provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) or (viii) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group conducts its businesses.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Merger Transaction” has the meaning set forth in Section 3.28.

“MJF” has the meaning set forth in the recitals.

“MJF Group” means MJF, MJF’s wholly owned Subsidiaries, if any, and MJF’s non-wholly owned Subsidiaries, if any.

“MJF Prospective Employee” has the meaning set forth in Section 5.18(a)(ii).

“MJF-Related Employee” has the meaning set forth in Section 5.18(a)(i).

“Multiemployer Plan” has the meaning set forth in Section 3.23(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.23(a).

“Notice Period” has the meaning set forth in Section 5.14(c).

“Off-the-Shelf Software” means commercially available “shrink wrap,” “click-through” or other software copyrighted by third parties, in each case under standard end-user object code license agreements and available for an annual or one-time license fee of no more than $10,000.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

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“Outside Date” means September 29, 2023; provided, however, if the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by August 29, 2023, then either Buyer or Seller shall be entitled to extend the Outside Date by up to sixty (60) days by providing written notice to the other.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Present Fair Salable Value” has the meaning set forth in Section 3.28(c).

“Proxy Statement / Prospectus” means the proxy statement, prospectus, and/or information statement to be sent to Seller’s stockholders in connection with the Seller’s Stockholders’ Meeting.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.23(c).

“Real Property” means the real property owned, leased or subleased by any Company Group member, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Seller’s Stockholder Vote” means the affirmative vote of a majority of the issued and outstanding voting stock of the Seller entitled to vote at the Seller’s Stockholder Meeting.

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“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the creation and selling of software and data solutions for businesses in the areas of cultivation management, point of sale, patient management and inventory tracking systems.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Section 503” has the meaning set forth in Section 3.24(g).

“Securities” means each of the Membership Interests and the Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Board Recommendation” has the meaning set forth in Section 5.14(b).

“Seller Board Adverse Recommendation Change” has the meaning set forth in Section 5.14(b).

“Seller Group” means (a) the affiliated group as defined in Section 1504(a) of the Code of which Seller is the common parent, and (b) with respect to each state, local or foreign jurisdiction in which Seller or its any of its Subsidiaries or Affiliates files a consolidated, combined or unitary Tax Return and in which AO, MJF or any other member of the Company Group is or is required to be included, the group with respect to which such Return is filed.

“Seller’s Stockholder Matters” has the meaning set forth in Section 5.14(a).

“Seller’s Stockholders’ Meeting” has the meaning set forth in Section 5.14(a).

“Seller Reviewed Returns” has the meaning set forth in Section 6.01(b)(ii).

“Seller’s Accountants” means Marcum LLP.

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.23(c).

“Solvent” has the meaning set forth in Section 3.28(a).

“Stated Liabilities” has the meaning set forth in Section 3.28(d).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

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“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities or other equity securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Offer” means a bona fide Acquisition Proposal for Seller (with all references to 20% in the definition of Acquisition Transaction for Seller being treated as references to 50% for these purposes) made by a third party that is on terms and conditions that Seller’s board of directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that Seller’s board of directors deems relevant following consultation with its outside legal counsel and financial advisor, if any, (i) is more favorable, from a financial point of view, to Seller’s stockholders than the terms of the transactions contemplated by this Agreement and the Merger Transaction, taking into account any factors that Seller’s board of directors deems appropriate; and (ii) is reasonably capable of being consummated.

“Target Working Capital” means between One Hundred Fifty Thousand Dollars ($150,000.00) and Two Hundred Fifty Thousand Dollars ($250,000).

“Tax” or “Taxes” means: (a) any and all federal, state, local, and non-U.S. taxes, charges, fees, levies, imposts, duties, excises, premiums and other similar assessments or charges of any kind whatsoever, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), gains, capital taxes, capital stock taxes, production taxes, gross receipts taxes, environmental taxes, any digital sales and advertising taxes, sales taxes, use taxes, value added taxes, GST/HST, provincial sales taxes, use taxes, excise taxes, special assessment taxes, business taxes, health taxes, employee health taxes, recapture, escheat, abandoned or unclaimed property, transfer taxes, land transfer taxes, gift taxes, wealth taxes, environment taxes, net worth taxes, indebtedness taxes, surplus taxes, registration duties, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, employer and employee social security contributions, social security premiums, workers’ compensation premiums, employment or unemployment insurance or compensation premiums, severance taxes, social services taxes, education taxes, utility taxes, surtaxes, stamp taxes, inheritance, highway use, commercial rent, occupation taxes, premium taxes, ad valorem taxes, real or personal property taxes, windfall profits taxes, estimated, alternative or add-on minimum taxes, import or export taxes and customs duties, together with all interest, penalties, fines, and additions thereto (whether disputed or not); (b) any liability for any amounts of the type described in clause (a) as a result of being or ceasing to be a member of any affiliated group (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other applicable Law); and (c) any liability for any amounts of the type described in clause (a) or (b) arising under Contract, by operation of law, by reason of being a successor or transferee, or otherwise.

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“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended from time to time.

“Tax Claim” has the meaning set forth in Section 6.07.

“Tax Return” means any return, election, estimates, designation, form, declaration, report, claim for refund, information return, statement or any other document of any nature whatsoever relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Contract (including any provision of a contract) pursuant to which any member of the Company Group is obligated to indemnify any other Seller Group member for, or otherwise pay, any Tax of another Seller Group member, or share any Tax benefit with another Seller Group member, in each case, other than commercial agreements entered into in the ordinary course of business, the principle purpose of which is not Tax.

“Territory” means (i) the United States of America, (ii) Canada, (iii) any other country where any Company Group member does business as of the Closing, or (iv) any other country where any Company Group member plans, as of the Closing, to do business within 18 months after of the Closing.

“Transfer Taxes” means all sales, use, transfer, real property transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp duty, recording, registration and other similar Taxes, charges and fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by this Agreement, whether payable by Buyer, any member of the Seller Group, any member of the Company Group, or any Affiliate thereof.

“Transaction Expenses” means all fees and expenses incurred by any Company Group member, Seller or ExchangeCo at or prior to the Closing in connection with (i) the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby or (ii) any Action (such fees and expenses to include any invoices or work-in-progress relating to such Action).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.24(d).

“VEVRAA” has the meaning set forth in Section 3.24(g).

“Voting and Support Agreements” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” has the meaning set forth in Section 3.28(f).

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Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing:

(a) Seller shall sell to Buyer (or a Subsidiary of Buyer designated by Buyer), and Buyer shall purchase (or cause a Subsidiary of Buyer designated by Buyer to purchase) from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application); and

(b) ExchangeCo shall sell to Buyer, and Buyer shall purchase from ExchangeCo, all of ExchangeCo’s right, title, and interest in and to the Shares, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application);

for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) The aggregate purchase price for the Securities shall be Five Million Dollars ($5,000,000), subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), consisting of a credit for the amount of the Akerna Loan with the balance to be cash.

(b) The Purchase Price shall be allocated as follows:

(i) eighty percent (80%) of the Purchase Price shall be allocated to the Membership Interests; and

(ii) the balance of the Purchase Price shall be allocated to the Shares; provided, however that in the event that the Buyer shall provide notice of its intent not to proceed with the acquisition of the Shares pursuant to Section 7.02(w) or (z) below, then the Purchase Price shall not be reduced but will be allocated solely to the Purchase Price of the Membership Interests.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Seller (for the benefit of Seller and ExchangeCo):

(A) the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to; and

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(B) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii) pay, on behalf of the Company Group, Seller or ExchangeCo, the following amounts:

(A) Indebtedness of any Company Group member to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(b) At the Closing, Seller and ExchangeCo shall deliver to Buyer:

(i) (A) an assignment of the Membership Interests to Buyer (or a Subsidiary of Buyer designated by Buyer) in form and substance satisfactory to Buyer, duly executed by Seller, and (B) certificates representing the Shares, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application), duly endorsed in blank by ExchangeCo or accompanied by instruments of transfer duly endorsed in blank by ExchangeCo, with all required transfer tax stamps (if any) affixed thereto (collectively, the “Assignments”); and

(ii) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller or ExchangeCo at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the cash amount of the Purchase Price shall be adjusted in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the top of the range of the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the bottom of the range of the Target Working Capital;

(B) a decrease by the estimated Closing Indebtedness (“Estimated Closing Indebtedness”); and

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(C) a decrease by the amount of estimated Closing Transaction Expenses (“Estimated Closing Transaction Expenses”).

The net amount after giving effect to the adjustments listed above (and exclusive of the the Akerna Loan which will be deemed repaid in full at Closing pursuant to its terms) shall be the “Closing Date Payment.”

(ii) At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Estimated Closing Indebtedness, and Estimated Closing Transaction Expenses, which statement shall contain an estimated balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, Estimated Closing Indebtedness, and Estimated Closing Transaction Expenses (the “Estimated Closing Statement”), and a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared and audited as of a fiscal year end, as adjusted as set forth on Schedule B. The Estimated Closing Statement shall include a reasonably detailed explanation and supporting detail of the calculations thereof.

(b) Post-Closing Adjustment.

(i) Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, which statement shall contain a balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses (the “Closing Statement”) and a certificate of the Chief Financial Officer of Buyer certifying that the Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared as of a fiscal year end, as adjusted as set forth on Schedule B; provided that if Buyer does not deliver the Closing Statement within seventy-five (75) days after the Closing Date, then the Closing Statement shall be deemed to be the Estimated Closing Statement and the Purchase Price shall be deemed to be equal to the Closing Date Payment.

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(ii) After the Closing, the adjustment to the Purchase Price shall be redetermined in the following manner:

(A) either (1) an increase by the amount, if any, by which the Closing Working Capital (as finally determined pursuant to Section 2.04(c)) is greater than the top of the range of the Target Working Capital, or (2) a decrease by the amount, if any, by which the Closing Working Capital is less than the bottom of the range of the Target Working Capital; provided that, in each case, in no event shall the absolute value of the adjustment to the Purchase Price attributable solely to the Closing Working Capital exceed Five Hundred Thousand Dollars ($500,000);

(B) a decrease by the Closing Indebtedness (exclusive of the Akerna Loan); and

(C) a decrease by the amount of Closing Transaction Expenses.

(iii) The post-closing adjustment shall be an amount equal to the Purchase Price (as finally determined pursuant to Section 2.04(c)) minus the Closing Date Payment (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s Accountants shall have access to the books and records of the Company Group, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company Group.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

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(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement based on the parties’ computations of the Closing Statement and any such work papers, schedules, or other documents and written information relating to the Closing Statement as the Independent Accountant may reasonably request. The Independent Accountant shall review those items in dispute in the Closing Statement and shall render a written report as to the resolution of each dispute and the Disputed Amounts and the resulting calculations of each item in the Closing Statement and base its determination solely on the information provided by the parties and the applicable definitions, procedures, and other terms in this Agreement and the presentations by Buyer and Seller. The parties hereto agree that all adjustments shall be made without regard to materiality. Absent manifest error, the Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay Seller the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller shall pay Buyer the absolute value of the Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days after the acceptance (or deemed acceptance) of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to the prime rate published in the Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

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(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests and the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 p.m. EST, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of PremierCounsel, LLP, 201 Spear Street, Suite 1100, San Francisco, CA 94105 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax. Buyer and the Company Group shall be entitled to deduct and withhold, and Buyer and the Company Group shall deduct and withhold, any amounts they are required to deduct and withhold pursuant to any provision of applicable Tax Law in connection with any payments required to be made by Buyer or the Company Group pursuant to the terms of this Agreement. To the extent that amounts are so withheld by Buyer or the Company Group, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement. Buyer and Company Group will provide five (5) days written notice prior to the deduction or withholding any Tax in connection with any payments to, or on behalf of, Seller under this Agreement and Buyer and Company Group will use commercially reasonable efforts to cooperate with any reasonable request from Seller to avoid or minimize any Tax withholding from any payment made pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section or Subsection of the Disclosure Schedules, each of Seller and ExchangeCo represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing; provided that (a) the representations and warranties in this Article III shall only qualified by any exceptions or disclosures (i) set forth in the Section or Subsection of the Disclosure Schedules corresponding to the particular Section or Subsection in this Article III in which such representation and warranty appears, (ii) explicitly cross-referenced in such Section or Subsection of the Disclosure Schedules by reference to another Section or Subsection of the Disclosure Schedules, and (iii) set forth in any other Section or Subsection of the Disclosure Schedules to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty; and (b) the inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed in the Disclosure Schedules or is material.

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Section 3.01 Organization and Authority of Seller and ExchangeCo.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller; provided that the Required Seller’s Stockholder Vote with respect to the Seller’s Stockholder Matters is the only vote of the holders of any class or series of Seller’s capital stock necessary to approve the Seller’s Stockholder Matters. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) ExchangeCo is a corporation duly organized, validly existing and in good standing under the Laws of the province of Ontario. ExchangeCo has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which ExchangeCo is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ExchangeCo of this Agreement and any Ancillary Document to which ExchangeCo is a party, the performance by ExchangeCo of its obligations hereunder and thereunder, and the consummation by ExchangeCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of ExchangeCo. This Agreement has been duly executed and delivered by ExchangeCo, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of ExchangeCo enforceable against ExchangeCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which ExchangeCo is or will be a party has been duly executed and delivered by ExchangeCo (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of ExchangeCo enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 3.02 Organization, Authority and Qualification of AO and MJF.

(a) AO is a corporation duly organized, validly existing and in good standing under the Laws of the province of Ontario and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which AO is licensed or qualified to do business, and AO is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect. All corporate actions taken by AO in connection with this Agreement and the Ancillary Documents will be duly authorized by all requisite corporate action of the part of AO on or prior to the Closing.

(b) MJF is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which MJF is licensed or qualified to do business, and MJF is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect. All limited liability company actions taken by MJF in connection with this Agreement and the Ancillary Documents will be duly authorized by all requisite corporate action of the part of MJF on or prior to the Closing.

Section 3.03 Capitalization.

(a) AO.

(i) ExchangeCo is the sole owner of, and has good and valid title to, the Shares, free and clear of all Encumbrances (other than Permitted Encumbrances). The Shares constitute 100% of the total issued and outstanding shares in AO and other than the Shares there are no other issued and outstanding equity interests in AO. The Shares have been duly authorized and are validly issued, fully paid and non-assessable. Immediately following the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application).

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(ii) The Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of the Organizational Documents of AO or any other agreement, arrangement or commitment to which Seller, ExchangeCo or AO is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(iii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares or other equity interests in AO or obligating Seller, ExchangeCo or AO to issue or sell any shares or other equity interests (including the Shares) of, or any other interest in, AO. AO does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. Other than the Organizational Documents of AO, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b) MJF.

(i) Seller is the sole owner of, and has good and valid title to, the Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances). The Membership Interests constitute 100% of the total issued and outstanding membership interests in MJF and other than the Membership Interests there are no other issued and outstanding equity interests in MJF. The Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable. Immediately following the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application).

(ii) The Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of the Organizational Documents of MJF or any other agreement, arrangement or commitment to which Seller or MJF is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(iii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the any membership interests or other equity interests in MJF or obligating Seller or MJF to issue or sell any membership interests (including the Membership Interests) of, or any other interest in, MJF. MJF does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. Other than the Organizational Documents of MJF, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 Subsidiaries.

(a) Section 3.04(a) of the Disclosure Schedules sets forth (i) the name of each Company Group member (other than AO or MJF), (ii) such Company Group member’s jurisdiction of organization or incorporation, (iii) such Company Group member’s authorized and outstanding equity interests, and (iv) the name(s) of the owner(s) of such Company Group member’s outstanding equity interests. All of the equity interests of such Company Group member have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by AO or MJF, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the equity interests of such Company Group member were issued in compliance with applicable Laws. None of the equity interests of such Company Group member were issued in violation of any agreement, arrangement or commitment to which Seller, ExchangeCo or any Company Group member is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to equity interests of such Company Group member or obligating Seller, ExchangeCo or any Company Group member to issue or sell any equity interests of, or any other interest in, such Company Group member. Such Company Group member does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of such Company Group member.

(b) Each Company Group member is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.04(b) of the Disclosure Schedules sets forth each jurisdiction in which such Company Group member is licensed or qualified to do business, and such Company Group member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect.

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(c) The Company Group does not own, or have any interest in any shares or have an ownership interest in any Person other than a Company Group member. There are no Contracts to which any Company Group member is a party or bound with respect to the voting (including voting trusts or proxies) of the ownership interests of any other entity. No Company Group member owns or has any rights to acquire, directly or indirectly, any ownership interests of, or otherwise control, any Person other than a Company Group member. No Company Group member is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Company Group member to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each of Seller and ExchangeCo of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller, ExchangeCo or any Company Group member; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, ExchangeCo or any Company Group member; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller, ExchangeCo or any Company Group member is a party or by which Seller, ExchangeCo or any Company Group member is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, or business of any Company Group member; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Group member. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, ExchangeCo or any Company Group member in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements. Complete copies of each of AO Group’s and MJF Group’s audited or unaudited, as applicable, consolidated financial statements consisting of the balance sheet of AO Group or MJF Group, respectively, as at December 31 in each of the years 2022, 2021, 2020 and 2019 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (collectively, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of AO Group or MJF Group, respectively, and fairly present in all material respects the financial condition of AO Group or MJF Group, respectively, as of the respective dates they were prepared and the results of the operations of AO Group or MJF Group, respectively, for the periods indicated. The balance sheet of each of AO Group and MJF Group as of December 31, 2021 is collectively referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of each of AO Group and MJF Group as of September 30, 2022 is collectively referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Each of AO Group and MJF Group maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.

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Section 3.07 Undisclosed Liabilities. The Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, which are not, individually or in the aggregate, material in amount, and (c) those that are executory obligations expressly provided for under existing Contracts of the Company Group that have not arisen from a breach thereof or thereunder and that are not required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, the business of the Company Group has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company Group, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of any Company Group member;

(c) split, combination or reclassification of any shares, membership interests or other equity interests of any Company Group member;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any shares, membership interests or other equity interests of any Company Group member, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares, membership interests or other equity interests of any Company Group member;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of any Company Group member, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

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(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $10,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company Group is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company Group’s properties, equity interests or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer (or equivalent) level or, except to fill a vacancy in the ordinary course of business, hiring or promoting any employee below director (or equivalent) level;

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(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members or current or former directors, managers, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company Group to (i) make, change or rescind any Tax election, (ii) file any amendment to any Tax Return with respect to any Taxes, (iii) settle or compromise any Tax Liability, audit or other Action related to Taxes, (iv) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (v) file any voluntary Tax disclosure, amnesty or similar filing, (vi) enter into any closing agreement with respect to Taxes, (vii) enter into a Tax Sharing Agreement or (viii) surrender any right to claim a material Tax refund, in each case that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of a taxable period (or portion there) beginning after the Closing Date; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company Group (such Contracts listed, or which should be listed, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or disclosed, or which should be listed or disclosed, in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements listed or disclosed, or which should be listed or disclosed, in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company Group (A) involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company Group without penalty or without more than sixty (60) days’ notice or (B) with a customer of the Company Group;

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(ii) all Contracts that require the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of a Company Group member or any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company Group is a party and which are not cancellable without material penalty or without more than sixty (60) days’ notice, in each case involving amounts in excess of $50,000;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company Group;

(viii) all Contracts with any Governmental Authority to which the Company Group is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts that provide for any joint venture, partnership or similar arrangement by the Company Group;

(xi) all Contracts between or among the Company Group on the one hand and Seller, ExchangeCo or any Affiliate of Seller or ExchangeCo (other than the Company Group) on the other hand;

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(xii) all collective bargaining agreements, labor contracts, letters of understanding, letters of intent, voluntary recognition agreements or Contracts or legally binding commitments with any Union;

(xiii) all Contracts relating to Licensed Intellectual Property; and

(xiv) any other Contract that is material to the Company Group and not previously disclosed pursuant to this Section 3.09.

(b) Except as set forth in Section 3.09(b) of the Disclosure Schedules, each Material Contract is valid and binding on the applicable Company Group member in accordance with its terms and is in full force and effect. None of the Company Group or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company Group has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets (tangible or intangible) reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent or the subject of dispute and which are not, individually or in the aggregate, material to the business of the Company Group;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company Group; or

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(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company Group.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; (iii) the current use of such property; and (iv) the Company Group member that leases or subleases such parcel of Real Property. The Company Group does not own any Real Property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company Group is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. With respect to Real Property leased to or by the Company Group, Seller has delivered or made available to Buyer true, complete and correct copies of any leases or subleases affecting the Real Property. The use and operation of the Real Property in the conduct of the Company Group’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company Group. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets.

(a) Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, leasehold improvements, vehicles, parts and other items of tangible personal property currently owned or leased by the Company Group, together with all other properties and assets of the Company Group, are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Group as currently conducted, and no other rights, properties or assets are required or necessary, or will be required or necessary, to operate the business of the Company Group as it is currently conducted.

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Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company Group; and (iv) all other material Company Intellectual Property used or held for use in the Company Group’s business as currently conducted and as proposed to be conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company Group is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property, excluding standard, non-exclusive end-user license agreements related to any proprietary software of the Company Group for which the Company Group has disclosed the form license agreement to Buyer; (ii) under which the Company Group is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, excluding licenses for Off-the-Shelf Software; and (iii) which otherwise relate to the Company Group’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company Group in accordance with its terms and is in full force and effect. Neither the Company Group nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company Group is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company Group’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. All Intellectual Property created, invented, or developed by any current or former employee, consultant or independent contractor of the Company Group during the course of employment or engagement by the Company Group has been validly and fully assigned and transferred solely to the Company Group or is owned solely by the Company Group by operation of law, and no current or former shareholder, member, officer, directly, manager, employee, consultant, or contractor of the Company Group has any right, title, or interest in any Company Intellectual Property. The Company Group has entered into a binding, valid, and enforceable written Contract with each current or former consultant or independent contractor who created, invented, or developed any material Intellectual Property on behalf of the Company Group whereby such independent contractor fully transfers all ownership of such Intellectual Property solely to the Company Group. Seller has provided Buyer with true and complete copies of all such written Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company Group’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

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(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company Group’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company Group has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access to the Trade Secrets to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of the Company Group’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company Group, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the use by the Company Group of any Licensed Intellectual Property or the Company Group’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company Group or, to Seller’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or any Licensed Intellectual Property. There are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company Group is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

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(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Group’s business. The Company Group has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company Group; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company Group in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company Group’s business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident (including any cyberattack), or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company Group. The Company Group has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j) The Company Group has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Group’s business. The Company Group has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Group’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13 Inventory. All inventory of the Company Group, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company Group free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company Group.

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Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Group, are collectible. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company Group for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years who has not ceased to use the Company Group’s goods or services or otherwise terminated its relationship with the Company Group prior to the date of this Agreement (collectively, the “Material Customers”) (ii) the amount of consideration paid by each Material Customer during such periods, and (iii) each customer who has paid aggregate consideration to the Company Group for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years who has ceased to use the Company Group’s goods or services or otherwise terminated its relationship with the Company Group since the Interim Balance Sheet Date. The Company Group has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Group.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company Group has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company Group has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company Group or to otherwise terminate or materially reduce its relationship with the Company Group.

(c) The consummation of the transactions contemplated by this Agreement or the Ancillary Documents will not materially affect the relationship of the Company Group with any Material Customer or Material Supplier.

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Section 3.16 Government Contracts.

(a) Section 3.16(a) of the Disclosure Schedules sets forth a true and complete list of all Government Contracts for which payment or a final release has not yet been received, regardless of whether the period of performance has ended (collectively, the “Current Government Contracts”).

(b) Section 3.16(b) of the Disclosure Schedules set forth a true and complete list of all Government Bids, including task or delivery order bids under the Company Group’s or other Persons’ current Government Contracts submitted by the Company Group and for which no award has been made, and with respect to each such Government Bid, Section 3.16(b) of the Disclosure Schedules accurately lists: (i) the customer agency, (ii) the request for proposal or solicitation number and, if such Government Bid is for a task or delivery order under a prime contract, the applicable prime contract number, (iii) the date of submission, (iv) the expected award date, (v) the estimated period of performance, and (vi) the estimated value based on the Government Bid, if any.

(c) The Company Group has made available to Buyer true and complete copies of all Current Government Contracts, including any amendments or modifications thereto, and all Government Bids and provided access to Buyer to true and correct copies of all material documentation related thereto requested by Buyer. All of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest Actions, and no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest Actions.

(d) With respect to each Government Contract, there is no (i) pending investigation or audit by any Governmental Authority, including any administrative, civil or criminal investigation, (ii) suspension or debarment proceeding (or equivalent proceeding) pending against a Company Group member or any of its Affiliates (as defined in FAR 9.403), (iii) written or oral request by a Governmental Authority for a contract price adjustment based on a cost item that has been questioned or proposed for disallowance by an authorized contracting officer (or other applicable Governmental Authority) or a claim of defective pricing in excess of $10,000, (iv) dispute between a Company Group member and a Governmental Authority which has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $10,000, or (v) any written or oral claim or request for equitable adjustment by a Company Group member against a Governmental Authority in excess of $10,000. The Company Group’s cost accounting system and procurement systems with respect to the Government Contracts and Government Bids are in compliance with applicable regulations and legal requirements, and the Company Group has not received notice from a Governmental Authority of a determination that the cost accounting systems of the Company Group are inadequate for accumulating and billing costs under Government Contracts.

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(e) Except as set forth on Section 3.16(e) of the Disclosure Schedules, (i) the Company Group has complied in all respects with all statutory and regulatory requirements where and to the extent applicable, including the Service Contract Act, the Contract Disputes Act, the False Claims Act, the Federal Procurement and Administrative Services Act, the FAR, the Procurement Integrity Act and Cost Accounting Standards and any similar applicable state, local or foreign Laws, where and as applicable to each of the Government Contracts and Government Bids, and the Company Group has not received written or oral notice of any violation of such Laws; (ii) the representations, certifications, and warranties made by the Company Group with respect to the Government Contracts or Government Bids were accurate as of their effective date, and the Company Group has complied in all respects with all such representations, certifications and warranties; (iii) no Government Contract has been terminated for default, breach, cause or other failure to perform; and (iv) the Company Group has not received any adverse or negative past performance evaluations or ratings within the past three years. The Company Group has complied in all respects with all terms and conditions of each Government Contract, including all state, local or foreign Law or agency supplement clauses identified or incorporated by reference therein, and the Company Group has not received written or oral notice of any violation of any Government Contract, including any show cause, cure, deficiency, default or similar notice. No termination for default or convenience notice, cure notice, or show cause notice has been issued by any Governmental Authority, prime contractor or higher-tier subcontractor to the Company Group. Neither the Company Group, nor any of its directors, managers, officers or employees is, or for the last five years has been, debarred, proposed for debarment, suspended from or otherwise declared non-responsible or ineligible for participation in the award of contracts with any Governmental Authority. The Company Group possesses all facility and personnel security clearances and Permits necessary for the execution and performance of its obligations under the Government Contracts. The Company Group has not engaged in any activity that gave rise to an Organizational Conflict of Interest (as defined in FAR 9.501 or applicable agency FAR supplements or the Government Contracts or any comparable applicable state, local or foreign Law).

(f) As of the date hereof, the Company Group does not have any outstanding Government Bids that, if accepted or awarded, are expected to result in a Government Contract Loss to the Company Group, and the Company Group is not a party to any Current Government Contract that is expected to result in a Government Contract Loss to the Company Group. The Governmental Authority funding each Current Government Contract has allocated and appropriated funds for the full amount payable to the Company Group under such Current Government Contract. No Current Government Contract has incurred costs materially in excess of the total ceiling price, cost ceiling or funding ceiling of such Government Contract as amended.

Section 3.17 Export Control Laws. The Company Group is in compliance with all Export Control Laws applicable to it. Without limiting the foregoing: (a) the Company Group has obtained all export licenses and other material approvals required for its exports of products, computer software programs and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) the Company Group is in compliance with the terms of such applicable export licenses or other approvals; and (c) there are no claims pending or threatened in writing against the Company Group with respect to such export licenses or other approval

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Section 3.18 Certain Business Practices.

(a) Neither the Company Group nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction.

(b) The operations of the Company Group are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions issued, administered or enforced by any Governmental Authority in all material respects, and no Action involving the Company Group with respect to the any of the foregoing is pending or threatened.

(c) Neither the Company Group nor any of its directors, managers or officers, or any other Representative acting on behalf of the Company Group is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company Group has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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Section 3.19 Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller, ExchangeCo or their Affiliates (including the Company Group) and relating to the assets, business, operations, employees, officers, directors and managers of the Company Group (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect, and shall continue to provide coverage to and for the benefit of the Company Group, following the consummation of the transactions contemplated by this Agreement. Neither Seller, ExchangeCo nor any of their Affiliates (including the Company Group) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller, ExchangeCo or any of their Affiliates (including the Company Group) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and are sufficient for compliance with all applicable Laws and Contracts to which the Company Group is a party or by which it is bound. With respect to each Insurance Policy, each of Seller and ExchangeCo has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate the transferability of same.

Section 3.20 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.20(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company Group affecting any of its properties or assets (or by or against Seller, ExchangeCo or any of their Affiliates and relating to the Company Group); or (b) against or by the Company Group, Seller, ExchangeCo or any Affiliate of Seller or ExchangeCo that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company Group or any of its properties or assets. The Company Group is in compliance with the terms of each Governmental Order set forth, or supposed to be set forth, in Section 3.20(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.21 Compliance With Laws; Permits.

(a) The Company Group has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.21(b) of the Disclosure Schedules lists all current Permits issued to the Company Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.21(b) of the Disclosure Schedules.

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(c) None of the representations or warranties contained in this Section 3.21 shall be deemed to relate to environmental matters (which are governed by Section 3.22) or employment matters (which are governed by Section 3.24).

Section 3.22 Environmental Matters.

(a) The Company Group is currently and has been in compliance with all Environmental Laws and has not, and each of Seller and ExchangeCo has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.22(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company Group and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller or ExchangeCo, as applicable, through the Closing Date in accordance with Environmental Law, and neither Seller, ExchangeCo nor the Company Group is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company Group as currently carried out. With respect to any such Environmental Permits, each of Seller and ExchangeCo has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company Group, Seller nor ExchangeCo is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Group or any real property currently or formerly owned, operated or leased by the Company Group, and neither the Company Group, Seller nor ExchangeCo has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller, ExchangeCo or the Company Group.

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(e) Section 3.22(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company Group.

(f) Section 3.22(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company Group, Seller or ExchangeCo and any predecessors as to which the Company Group, Seller or ExchangeCo may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller, ExchangeCo nor the Company Group has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company Group, Seller or ExchangeCo.

(g) Neither Seller, ExchangeCo nor the Company Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.22(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Group or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller, ExchangeCo or Company Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither Seller, ExchangeCo nor the Company Group is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Group as currently carried out.

(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.22(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Seller, ExchangeCo nor the Company Group is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

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Section 3.23 Employee Benefit Matters.

(a) Section 3.23(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, savings, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, stock option, stock purchase, other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, life insurance, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, administered, contributed to, or required to be contributed to by the Company Group for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Company Group or any spouse, dependent or beneficiary of such individual, or under which the Company Group or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.23(a) of the Disclosure Schedules, collectively, each, a “Benefit Plan”). Seller has separately identified in Section 3.23(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company Group primarily for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company Group, or any spouse, dependent or beneficiary of such individual, outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan and Non-U.S. Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan or Non-U.S. Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan or Non-U.S. Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan or Non-U.S. Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports, financial statements related to any Benefit Plans or Non-U.S. Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan or Non-U.S. Benefit Plan.

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(c) Each Benefit Plan and Non-U.S. Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle or with respect to the initial adoption of such Qualified Benefit Plan, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company Group or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company Group or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company Group which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan and Non-U.S. Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan or Non-U.S. Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(e) Neither the Company Group nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan or Non-U.S. Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company Group or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company Group nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete or partial withdrawal from any or all such Multiemployer Plans on the Closing Date would not result in any material liability to the Company Group and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(g) No Non-U.S. Benefit Plan is or is intended to be: (i) a “registered pension plan”, (ii) a “deferred profit sharing plan”, (iii) a “retirement compensation arrangement” or “salary deferral arrangement”, (iv) a “registered retirement savings plan”, (v) a “tax deferred savings plan” as such foregoing terms are defined in the Tax Act, (vi) an “employee life and health trust” as such terms are defined in Section 248(1) of the Tax Act, (vii) a retirement arrangement of any kind, or (viii) any self-insured or “administrative services only” employee welfare benefit plan. The Company Group does not sponsor, administer, participate in or contribute to, nor has ever sponsored, administered, participated in or contributed or required to contribute to a Benefit Plan or Non-U.S. Benefit Plan that is a “registered pension plan” as that term is defined under Section 248(1) of the Tax Act. The Company Group does not maintain, sponsor, administer, contribute to, or have any liability with respect to “multi-employer pension plan” as contemplated under applicable provincial pension benefits Law or “multi-employer plan” as defined under Section 8500(1) of the Income Tax Regulations (Canada). None of the Benefit Plans or Non-U.S. Benefit Plans is a “multi-employer pension plan” as contemplated under applicable provincial benefits Law or “multi-employer plan” as defined under Section 8500(1) of the Income Tax Regulations (Canada).

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(h) Each Benefit Plan and Non-U.S. Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company Group or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company Group has no commitment or obligation and has not made any representations to any employee, officer, director, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, Non-U.S. Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(i) Except as set forth in Section 3.23(i) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or Non-U.S. Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company Group nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(j) Except as set forth in Section 3.23(j) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan or Non-U.S. Benefit Plan (other than routine claims for benefits), and no Benefit Plan or Non-U.S. Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(k) There has been no amendment to, announcement by Seller, ExchangeCo, the Company Group or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan, Non-U.S. Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, ExchangeCo, the Company Group, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, Non-U.S. Benefit Plan or any collective bargaining agreement.

(l) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or any similar state law.

(m) Each individual who is classified by the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan or Non-U.S. Benefit Plan.

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(n) Except as set forth in Section 3.23(n) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company Group to severance pay, bonus, golden parachute, retirement or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company Group to merge, amend, or terminate any Benefit Plan or Non-U.S. Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or Non-U.S. Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(o) All employee data necessary to administer each Benefit Plan and Non-U.S. Benefit Plan is in the possession or control of the Company Group or an administrator or insurer with whom the Company Group has a services agreement or insurance contract, and is complete, correct and in a form which is sufficient for the lawful administration of each Benefit Plan and Non-U.S. Benefit Plan.

Section 3.24 Employment Matters.

(a) Section 3.24(a) of the Disclosure Schedules contains a complete and accurate list of all persons who are employees, independent contractors or consultants of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and employees in Canada that are on layoff and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) employing entity; (iv) hire or retention date (or date of continuous service recognition); (v) total annual remuneration, including current annual base compensation rate or contract fee; (vi) commission, bonus or other incentive-based compensation (including the target and estimated amount of any commissions, bonuses or other incentive compensation); if applicable and (vii) a description of the fringe benefits provided to each such individual as of the date hereof, if any. For the independent contractors and consultants, Section 3.24(a) of the Disclosure Schedules includes the terms and conditions for termination, if required for the Company to terminate the relationship without cause. Except as set forth in Section 3.24(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, vacation pay, sick pay, public holiday pay, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet that will be contained in the Closing Statement). To Seller’s Knowledge, there are no outstanding agreements, understandings or commitments of the Company Group with respect to any compensation, commissions, bonuses, fees or other compensation other than those disclosed in Section 3.24(a) of the Disclosure Schedules. The Company Group has no employees outside of Canada.

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(b) The Company Group has the right to terminate the employment of each employee in Canada upon providing the minimum amount of notice or pay in lieu of notice as required by the Employment Standards Act, 2000. The Company Group has the right to terminate the engagement of each independent contractor or consultant, immediately on written notice and without the requirement to pay severance or other separation benefits. To Seller’s Knowledge, no employee, independent contractor or consultant has plans to terminate their employment or engagement with the Company.

(c) Except as set forth in Section 3.24(c) of the Disclosure Schedules, the Company Group is not party to or bound by any Contract in respect of any employee, independent contractor or consultant which provides such employee, independent contractor or consultant with a payment related to retention or upon a change of control.

(d) The Company Group is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement labour contract, letter of understanding, letter of intent, voluntary recognition agreement or Contract, or legally binding commitment or other Contract with a union, employee organization, employee representative body, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing, purporting to represent or applying to represent any employee of the Company Group, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, including by way of certification, voluntary recognition, or successor rights. The Company Group is not party to, subject to, or affected by any certification order from a labour relations board. To the Seller’s Knowledge, there are no threatened or pending organizing activities of any Union. There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations, grievances, complaints, charges, unfair labour practice complaints or other similar labor disruptions, proceedings or disputes affecting the Company Group or any of its employees, and there have not been any such activities or disputes or proceedings within the last two (2) years. The Company Group has no duty to bargain with any Union.

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(e) The Company Group is and has been in compliance with the terms of the Contracts listed, or that should be listed, on Section 3.24(d) of the Disclosure Schedules. The Company Group is and has been in compliance with all applicable Laws pertaining to labour, employment and employment practices, including all Laws relating to labor relations, employment standards legislation (where applicable), occupational health and safety, equal employment opportunities, human rights, pay equity, fair employment practices, employment discrimination, workplace violence and harassment, retaliation, accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, workplace safety and insurance, leaves of absence, paid sick leave and employment insurance. All individuals characterized and treated by the Company Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and the Company Group has not received any notice from any Governmental Authority disputing such treatment. All employees of the Company Group classified as overtime exempt under the Fair Labor Standards Act and state and local wage and hour laws or the applicable provincial employment standards legislation are properly classified. The Company Group is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.24(e) of the Disclosure Schedules, there are no audits, investigations, proceedings, orders writs, injunctions, decrees, or Actions against the Company Group or any employee, former employee, director or former director of the Company Group involving the Company Group outstanding, pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company Group, including, without limitation, any charge, investigation, lawsuit or claim relating to unfair labor practices, employment standards, occupational health and safety, pay equity, human rights, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, workplace safety and insurance, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(f) The Company Group has complied in all material respects with the WARN Act and all applicable Laws governing mass terminations, group terminations, collective terminations or other similar concepts, and it has no plans to undertake any action that would trigger the WARN Act or such applicable Laws.

(g) There are no outstanding, pending, and in the past two (2) years there have not been, any allegations against any current or former employee, independent contractor, or consultant of, and, to Seller’s Knowledge, no current or former employee, independent contract or consultant has engaged in, harassment, sexual harassment, discrimination or similar misconduct of any nature, or breach of any policy of the Company Group relating to the foregoing, or any other similar act, whether or not unlawful nor is any such allegation pending or threatened or has any such allegation been investigated, settled or subject to an out-of-court or pre-litigation arrangement or the subject of any claim, litigation, proceeding or Action against or involving the Company Group and/or such person and, to Seller’s Knowledge, none is reasonably anticipated.

(h) With respect to each Government Contract, the Company Group is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company Group maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company Group has not been the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company Group has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company Group is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

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(i) Except as set forth in Section 3.24(i) of the Disclosure Schedules, to Seller’s Knowledge, no current or former employee, independent contractor or consultant has breached, in the past five years, or is currently in breach of, the applicable Contract, including any restrictive covenant owed to the Company Group, or Seller’s Knowledge any third party, including without limitation any non-disclosure, non-disparagement, non-solicitation, or non-competition obligation.

(j) The Company Group has not applied for, or received any business support measures or government programs (including without limitation any supplemental employment plan or wage subsidy program) with any Governmental Authority as a result of the COVID-19 pandemic.

(k) Each employee of the Company Group is authorized to work in the country in which they work, and has all required work permits and authorizations. The Company Group have all documentation relating to such authorizations to work as is required by applicable Laws.

Section 3.25 Taxes. Except as set forth in Section 3.25 of the Disclosure Schedules:

(a) Each member of the Company Group has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required by Law to be filed by it, and all such filed Tax Returns were prepared in compliance with applicable Law and are true, correct and complete in all material respects, and all Taxes payable by or on behalf of the Company Group have been timely paid. No member of the Company Group is the beneficiary of an extension of time within which to file any Tax Return.

(b) Each member of the Company Group has paid in full and when due all Taxes required to be paid by it, including all instalments on account of Taxes, whether or not such Taxes are shown on a Tax Return or assessed or reassessed by a Governmental Authority.

(c) The amount of the Company Group’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Group’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the applicable Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(d) There are no Liens for Taxes upon the assets of the Company Group (except where such Lien arises as a matter of law prior to the due date for paying the related Taxes).

(e) No audits, investigations or other administrative proceedings or court proceedings are presently pending, or to the Knowledge of Seller or any Affiliate thereof have been threatened or proposed, in each case with regard to Taxes of any member of the Company Group.

(f) Each Company Group member has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by such member in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, member, Affiliate, customer, supplier, officer, director, non-resident Person or other Person. Each Company Group member has properly and timely paid all such withheld Taxes to the appropriate Governmental Authority or has properly set aside such withheld amounts in accounts for such purpose. Each Company Group member has duly and timely complied with all registration requirements in respect of all Tax Laws pertaining to sales or transfer Taxes, including applicable GST/HST, has collected all such Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations including the Excise Tax Act (Canada). The GST/HST registration number for each Company Group member is set forth in Section 3.25(f) of the Disclosure Schedules.

(g) There are no outstanding agreements or waivers executed or filed by any Company Group member extending the statutory period of limitations applicable to any claim for any Taxes due from the Company Group (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business) and no such waiver or extension has been requested in writing from any Governmental Authority, in each case, which is still in effect.

(h) Each member of the MJF Group has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.

(i) No member of the Company Group is or has been a party to or bound by any Tax Sharing Agreement.

(j) Each Company Group member has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than the Seller Group). Each Company Group member does not have any Liability for the Taxes of any Person (other than the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case, other than commercial agreements entered into in the ordinary course of business, the principle purpose of which is not Tax.

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(k) Each Company Group member is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(l) Each Company Group member will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or non-U.S. Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. law, executed prior to the Closing;

(v) the application of Section 965 of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto;

(vi) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law); or

(vii) an inclusion pursuant to Section 951 or Section 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period.

(m) No claim has been made in writing by any taxing authority in any jurisdiction where any Company Group member does not file Tax Returns that it is, or may be, subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(n) No Company Group member (i) is or was treated for any Tax purposes as a resident in a country other than the country of its incorporation; (ii) has or had any trade or business, branch, agency or permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence (as determined pursuant to an applicable Tax treaty or Law) in any country other than the country of its formation or is considered to be a branch, branch or permanent establishment (within the meaning of an applicable Tax treaty) of an entity resident in a country other than the Company Group’s country of incorporation, or (iii) otherwise become subject to the Tax jurisdiction of a country other than the country of its formation. Each Company Group member has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Each Company Group member has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(o) During the past two (2) years, no Company Group member has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or Section 361 of the Code. No Company Group member has any Liability under Section 965(h) of the Code.

(p) No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company Group, or entered into or issued by any taxing authority with respect to the Company Group.

(q) Seller has made available to Buyer in Seller’s electronic data room copies of (i) the portion of Seller’s or ExchangeCo’s federal Tax Returns relating to the Company Group for taxable periods since December 31, 2017, (ii) any state, local or non-U.S. Tax Returns of the Company Group since December 31, 2017 and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to the Company Group for all Tax periods ending after December 31, 2015.

(r) Each Company Group member is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether in writing or verbally) which could be treated as a partnership for federal income tax purposes.

(s) No Company Group member that is or was organized or formed in a non-U.S. jurisdiction (i) has, or at any time has had, an investment in “United States Property” within the meaning of Section 956(c) of the Code, (ii) is an “expatriated entity” within the meaning of Section 7874 of the Code or (iii) is or has been a “deferred foreign income corporation” within the meaning of Section 965(d) of the Code.

(t) Each Company Group member is in compliance in all material respects with all applicable transfer pricing Laws and regulations. No item will be required to be included in the gross income of a Company Group member pursuant to Section 451(b)(1)(A) of the Code earlier than the time such item would otherwise be required to be included for U.S. federal income tax purposes in the absence of Section 451(b)(1)(A) of the Code. For all transactions between the Company Group members, on the one hand, and any Person not resident in Canada for purposes of the Tax Act, on the other hand, with whom such member was not dealing at arm’s length, such member has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. There are no transactions to which subsections 247(2) or (3) of the Tax Act may reasonably be expected to apply.

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(u) The Company Group has not applied for or received loans or payments under Covid Relief (or any comparable, analogous or similar provision of Law), including pursuant to the Paycheck Protection Program, the Economic Injury Disaster Loan Program, the Canada Emergency Wage Subsidy, or the Canada Emergency Rent Subsidy, claimed any tax credits under Covid Relief (or any comparable, analogous or similar provision of Law), or has any COVID Related Deferrals, and, in any case, none of the foregoing actions are reasonably anticipated. No Company Group member has received written notice of the repeal, cancellation or revocation of any such income Tax exemptions or preferential income Tax treatments.

(v) There are no transactions or events that have resulted in, and no circumstances existing, which could result in, the application to any member of the Company Group of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any analogous provision of any comparable Tax Laws of any jurisdiction.

(w) None of the Company Group members have acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (for purposes of the Tax Act) for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Tax Laws, in circumstances that could give rise to liability for such member pursuant to section 160 of the Tax Act or any equivalent Tax Laws.

(x) None of the Securities is “taxable Canadian property” within the meaning of the Tax Act. None of the Securities derives, and none of them has at any time within the past 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Tax Act), (iii) timber resource properties (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii), whether or not the property exists.

(y) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(z) Notwithstanding anything to the contrary in this Agreement, no representations or warranties are intended or made with respect to the existence, amount, usability, or limitations on usage of the Tax attributes of the Company Group, including net operating losses, capital loss carryforwards, foreign Tax credit carryforwards, asset bases, research and development credits, and depreciation periods, for Tax periods (or portions thereof) beginning on and after the Closing Date.

Section 3.26 Books and Records. The minute books and record books of the Company Group, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices in all material respects. The minute books of the Company Group contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the members, the board of directors, managers, and any committees of the board of directors, the managers and any committees of the managers of each Company Group member, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors or committee, or managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company Group.

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Section 3.27 Brokers. Except for JMP Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller, ExchangeCo or the Company Group.

Section 3.28 Solvency. Each of Seller and ExchangeCo is not entering into the transactions contemplated by this Agreement or the Ancillary Documents with the intent to hinder, delay or defraud either present or future creditors of Seller or ExchangeCo, any Subsidiary of Seller or ExchangeCo, the Company Group, any Subsidiary of the Company Group, or any other Person. After giving effect to all of the transactions contemplated by this Agreement and the Ancillary Documents, the Form S-4 Registration Statement and the Proxy Statement / Prospectus contained therein, including (i) the transactions (the “Merger Transaction”) contemplated under that certain merger agreement by and between Seller, Gryphon and a wholly owned subsidiary of Seller, dated on or about the date of this Agreement (the “Merger Agreement”), (ii) any repayment, refinancing or conversion of debt contemplated by Seller, ExchangeCo or any Subsidiary of Seller or ExchangeCo in connection with the Merger Transaction or otherwise, (iii) the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Documents, the Form S-4 Registration Statement, the Proxy Statement / Prospectus, or Merger Transaction, and (iv) the payment of all related fees and expenses, at and immediately after the Closing and the closing of the Merger Transaction, each of Seller, ExchangeCo and their Subsidiaries will be Solvent. For purposes of Section 3.28:

(a) The term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the Fair Value and Present Fair Salable Value of the assets of such Person exceed such Person’s Stated Liabilities and Identified Contingent Liabilities; (ii) such Person does not have Unreasonably Small Capital; and (iii) such Person will be able to pay such Person’s Stated Liabilities and Identified Contingent Liabilities as they mature.

(b) “Fair Value” means the amount at which the assets (both tangible and intangible) of a Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(c) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of a Person are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable assets insofar as such conditions can be reasonably evaluated.

(d) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of a Person, as of the Closing after giving effect to the consummation of the transactions contemplated by this Agreement, the Ancillary Documents, the Form S-4 Registration Statement, the Proxy Statement / Prospectus or the Merger Agreement, determined in accordance with GAAP consistently applied.

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(e) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of a Person after giving effect to the transactions contemplated by this Agreement, the Ancillary Documents, the Form S-4 Registration Statement or the Proxy Statement / Prospectus (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of such Person.

(f) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means a Person will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(g) “Do not have Unreasonably Small Capital” means a Person after consummation of the transactions contemplated by this Agreement, the Ancillary Documents, the Form S-4 Registration Statement or the Proxy Statement / Prospectus is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including Article III of this Agreement and the related portions of the Disclosure Schedules) or the Ancillary Documents to which Seller or ExchangeCo is a party, none of the Seller Group, the Company Group, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Group or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group furnished or made available to Buyer and its Representatives (including any information, documents, or material delivered to Buyer, management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, or success of the Company Group, or any representation or warranty arising from statute or otherwise in law.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and ExchangeCo that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.

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Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and ExchangeCo) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. Buyer is acquiring the Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Securities are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Securities for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer has had the opportunity to visit with AO and MJF and meet with the officers of AO and MJF and other representatives to discuss the business, assets, Liabilities, financial condition, and operations of the Company Group, and to the actual knowledge of any director, manager or officer of Buyer, has received all materials, documents, and other information that Buyer deems necessary or advisable to evaluate the Company Group and the Securities, and has made its own independent examination, investigation, analysis, and evaluation of the Company Group and the Securities, including its own estimate of the value of the Securities. Buyer has undertaken such due diligence (including a review of the properties, Liabilities, books, records, and contracts of the Company Group) as Buyer deems adequate.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

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Section 4.05 Sufficiency of Funds. As of the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.04) and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledges that, to the actual knowledge of any director, manager or officer of Buyer, it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, ExchangeCo and the Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and express representations and warranties of Seller or ExchangeCo set forth in this Agreement (including Article III of this Agreement and the related portions of the Disclosure Schedule) or in the Ancillary Documents to which Seller or ExchangeCo is a party; and (b) none of Seller Group, the Company Group, or any other Person has made any representation or warranty as to the Seller Group, the Company Group, or this Agreement, except as expressly set forth in this Agreement (including Article III of this Agreement and the related portions of the Disclosure Schedule) or in the Ancillary Documents to which Seller or ExchangeCo is a party.

Article V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise explicitly provided in this Agreement, explicitly provided in the Merger Agreement, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and ExchangeCo shall, and shall cause the Company Group to, (x) conduct the business of the Company Group in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise explicitly provided in this Agreement, explicitly provided for in the Merger Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller and ExchangeCo shall cause the Company Group:

(a) to preserve and maintain all of its Permits;

(b) to pay its debts, Taxes and other obligations when due;

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(c) to maintain the properties and assets owned, operated or used by the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) to take commercially reasonable action to defend and protect its properties and assets from infringement or usurpation;

(f) to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) to maintain its books and records in accordance with past practice;

(h) to comply in all material respects with all applicable Laws;

(i) to not (and cause its Representatives to not) disparage, criticize, defame or impugn the character of Buyer or its Representatives in any fashion or otherwise take any action which could reasonably be expected to adversely affect Buyer or its Representatives’ personal or professional reputations;

(j) not enter into, renew, amend, or extend any Contract (A) with any new or existing customer or supplier of the Company Group if the term of such Contract will end thirty (30) days or more thereafter or (B) if all such new, renewed, amended or extended Contracts would impose, in the aggregate, an obligation of more than One Hundred Thousand Dollars ($100,000) on the Company Group; and

(k) not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur; provided, however, that nothing in this Section 5.01 shall be interpreted as limiting in any way the right of Seller or ExchangeCo to cause the Company Group to either: (i) sell all of the issued and outstanding common shares of Last Call Analytics, Inc. or all of the assets and liabilities of Last Call Analytics, Inc. to a third-party buyer, in each case if the Company Group does not incur or assume any Liabilities in connection with such sale; and/or (ii) wind-up the business of and dissolve Last Call Analytics, Inc. if the Company Group does not incur or assume any Liabilities in connection with such wind-up.

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Section 5.02 Access to Information; Cooperation. From the date hereof until the Closing, Seller and ExchangeCo shall, and shall cause the Company Group to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company Group; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Group as Buyer or any of its Representatives may reasonably request; (c) cause the Representatives of Seller, ExchangeCo and the Company Group to cooperate with Buyer in its investigation of the Company Group, provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller Group’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Company Group; and (d) cooperate in planning Buyer’s or its Affiliate’s integration of the Company Group. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller Group nor the Company Group shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (i) cause significant competitive harm to Seller Group, the Company Group, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other privilege; (iii) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement; or (iv) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, (i) Buyer may contact Material Customers and Material Suppliers and Seller and ExchangeCo shall cause the Company Group to use commercially reasonable efforts to facilitate such contact and (ii) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed), Buyer shall not contact any suppliers that are not Material Suppliers to, or customers that are not Material Customers of, the Company Group. Buyer shall, and shall cause its Representatives to, abide by the terms of Section 5.06 with respect to any access or information provided pursuant to this Section 5.02. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or ExchangeCo in this Agreement, provided, however, that Buyer shall advise Seller as soon as practicable after it obtains knowledge of any breach or nonperformance of the representations, warranties or covenants of Seller or ExchangeCo if such breach or nonperformance would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company Group) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company Group) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or ExchangeCo hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, ExchangeCo or the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.20 or that relates to the consummation of the transactions contemplated by this Agreement; and

(v) (A) any termination or non-renewal of a Contract with a Material Customer or a Material Supplier or (B) any notice or other communication from a Material Customer or a Material Supplier of its intention to terminate or not renew any such Contract; provided that if Seller notifies Buyer in writing of any event described in this Section 5.04(a)(v) within a reasonable period of time, then Seller shall be deemed to have promptly notified Buyer of such event.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or ExchangeCo in this Agreement (including Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller and ExchangeCo shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers, directors and managers of the Company Group requested by Buyer at least three (3) Business Days prior to the Closing.

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Section 5.06 Confidentiality. From and after the Closing, each of Seller and ExchangeCo shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that Seller or ExchangeCo can show that such information (a) is generally available to and known by the public through no fault of Seller, ExchangeCo, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, ExchangeCo, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, ExchangeCo or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or ExchangeCo is advised by its counsel in writing is legally required to be disclosed, provided that Seller and ExchangeCo shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Seller and ExchangeCo shall not directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and customers or suppliers of the Company Group. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b) During the Restricted Period, each of Seller and ExchangeCo shall not, directly or indirectly, (i) solicit (except pursuant to a general solicitation which is not directed specifically to any employees of the Company Group) or hire any employee of the Company Group or any former employee of the Company Group or (ii) encourage any employee of the Company Group to leave such employment.

(c) During the Restricted Period, each of Seller and ExchangeCo shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company Group or potential clients or customers of the Company Group for purposes of diverting their business or services from the Company Group.

(d) Each of Seller and ExchangeCo acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or ExchangeCo of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(e) Each of Seller and ExchangeCo acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and ExchangeCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

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(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company Group is a party is not obtained prior to the Closing, each of Seller and ExchangeCo shall, subsequent to the Closing, cooperate with Buyer and the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each of Seller and ExchangeCo shall use its reasonable best efforts to provide the Company Group with the rights and benefits of the affected Contract for the term thereof, and, if Seller or ExchangeCo provides such rights and benefits, the Company Group shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller, ExchangeCo or the Company Group with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company Group or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller or ExchangeCo prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company Group; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company Group after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, each of Seller and ExchangeCo shall:

(i) retain the books and records (including personnel files) of Seller or ExchangeCo, respectively, which relate to the Company Group and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company Group reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer, Seller nor ExchangeCo shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Legal Proceedings. Each of Seller and ExchangeCo shall use, and cause the Company Group to use, commercially reasonable efforts to advance any Actions pending or, to Seller’s Knowledge, threatened against or by the Company Group affecting any of its properties or assets (or by or against Seller, ExchangeCo or any of their Affiliates and relating to the Company Group). Each of Seller and ExchangeCo shall, and shall cause the Company Group to, consult with Buyer regarding the defense or settlement of any such Action. Each of Seller and ExchangeCo shall not settle any such Action without the prior writer consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and each of Seller and ExchangeCo shall cause the Company Group to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

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Section 5.12 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party (or their Affiliates) to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such required announcement.

Section 5.13 Registration Statement; Proxy Statement / Prospectus.

(a) As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus and Seller shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus will be included as a prospectus.

(b) Seller covenants, represents and warrants that the Proxy Statement / Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to Seller’s stockholders, at the time of Seller’s Stockholders’ Meeting and at the time declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Buyer specifically for inclusion therein. Seller shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Seller shall notify Buyer promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus or the Form S-4 Registration Statement or for additional information and shall supply Buyer with copies of (i) all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Seller shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Prospectus and Form S-4 Registration Statement, and Buyer and its counsel shall have a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Seller shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Seller, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus will be made by Seller, in each case, without providing Buyer a reasonable opportunity to review and comment thereon. Each party shall promptly furnish to the other party all information concerning such party and such party’s Subsidiaries and such Party’s stockholders or members that may be required or reasonably requested in connection with any action contemplated by this Section. If any event relating to Seller occurs, or if Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus, then Seller shall promptly inform Buyer thereof and shall cooperate fully with Buyer in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Seller’s stockholders.

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(d) Buyer shall reasonably cooperate with Seller and provide, and require its Representatives to provide, Seller and its Representatives with all true, correct and complete information regarding Buyer that is required by applicable Law to be included in the Form S-4 Registration Statement and the Proxy Statement / Prospectus or reasonably requested from Buyer to be included in the Form S-4 Registration Statement and the Proxy Statement / Prospectus. Buyer shall use its commercially reasonable efforts to assist Seller in responding to comments of the SEC or the staff of the SEC as they related to the information regarding the Buyer included or required to be included in the Proxy Statement / Prospectus and Form S-4 Registration Statement.

Section 5.14 Seller’s Stockholders’ Meeting.

(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Seller shall (i) take reasonable action necessary under applicable Law to call, give notice of and, within 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC, hold a meeting of Seller’s stockholders for the purpose of seeking approval of (A) the issuance of shares of Seller’s common stock pursuant to the terms of the Merger Transaction and under the applicable requirements of the Nasdaq Capital Markets, (B) the change of control of Seller resulting from the Merger Transaction, to the extent such approval is necessary, (C) the amendment of Seller’s certificate of incorporation to effect the Reverse Split, (D) if requested by Gryphon prior to the filing with the SEC of the Proxy Statement / Prospectus, the amendment of Seller’s certificate of incorporation to increase the authorized shares of Seller’s common stock, (E) the amendment of Seller’s certificate of incorporation to effect the name change of Seller, (F) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Seller’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Seller’s named executed officers in connection with the completion of the Merger Transaction, if applicable, and (G) approve the transactions under this Agreement and the Ancillary Documents (the matters contemplated by the foregoing clauses (A) – (G), collectively, the “Seller’s Stockholder Matters”) and (ii) mail to Seller’s stockholders as of the record date established for the meeting of Seller’s stockholder, the Proxy Statement / Prospectus (such meeting, the “Seller’s Stockholders’ Meeting”).

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(b) Seller agrees that, subject to Section 5.14(c): (i) Seller’s board of directors shall recommend that Seller’s stockholders vote to approve the Seller’s Stockholder Matters (the “Seller Board Recommendation”); (ii) the Proxy Statement / Prospectus shall include a statement of the Seller Board Recommendation; (iii) Seller’s board of directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.14(a); and (iv) (A) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by Seller’s board of directors or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Buyer shall be adopted or proposed and (B) Seller’s board of directors shall not recommend any Acquisition Proposal or alternative transaction (collectively a “Seller Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Seller’s Stockholder Vote, Seller’s board of directors may make a Seller Board Adverse Recommendation Change, if Seller’s board of directors has received an Acquisition Proposal for Seller that Seller’s board of directors has determined in its good faith judgment, after consultation with Seller’s outside legal counsel and financial advisors, constitutes, or would reasonably be expected to result in, a Superior Offer, Seller’s board of directors determines in its good faith judgment, after consultation with Seller’s outside legal counsel and financial advisors, that a Seller Board Adverse Recommendation Change is consistent with Seller’s board of directors’ compliance with its fiduciary obligations to Seller’s stockholders under applicable Law; provided, however, that prior to Seller taking any action permitted under this Section 5.14(c), in the case of a Superior Offer, (1) Seller must promptly notify Buyer, in writing, at least five Business Days (the “Notice Period”) before making a Seller Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Seller has received an Acquisition Proposal for Seller that Seller’s board of directors intends to declare a Superior Offer and that Seller’s board of directors intends to make a Seller Board Adverse Recommendation Change, and (2) Seller attaches to such notice the most current version of the proposed agreement and the identity of the third party making such Superior Offer; and (3) Seller negotiates with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal for Seller ceases to constitute a Superior Offer, if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, the Notice Period shall be extended, if applicable, to ensure that at least five Business Days remain in the Notice Period subsequent to the time Seller notifies Buyer of any such material revision.

(d) Unless Seller’s board of directors has effected a Seller Board Adverse Recommendation Change in accordance with Section 5.14(c), Seller’s obligation to call, give notice of and hold the Seller’s Stockholders’ Meeting in accordance with Section 5.14(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

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(e) Nothing contained in this Agreement shall prohibit Seller or its board of directors from (i) taking and disclosing to Seller’s stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to Seller’s stockholders if Seller’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to Seller’s stockholders under applicable Law, and (iii) making a “stop, look and listen” communication to Seller’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Seller Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Seller’s board of directors reaffirms the Seller Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, (i) Seller shall not amend, modify, supplement, waive, terminate, or assign any Voting and Support Agreement to which Seller is a party without Buyer’s prior written consent, (ii) Seller shall enforce each such Voting and Support Agreement to which it is a party, (iii) if the Seller fails to enforce any such Voting and Support Agreement, then Buyer shall have the right to cause Seller to enforce such Voting and Support Agreement.

Section 5.16  Business Acquisition Report. Each of Seller and ExchangeCo shall provide, shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and their respective employees and auditors to provide such cooperation and assistance in connection with the preparation and filing of any business acquisition report (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) as is reasonably requested, from time to time, by Buyer. Such assistance shall include each of Seller and ExchangeCo cooperating with Buyer, causing its Subsidiaries to cooperate with Buyer and using commercially reasonable efforts to cause the auditors of each of Seller or ExchangeCo and its Subsidiaries to cooperate with Buyer with respect to the preparation of the requisite financial statements, including any proforma financial statements, required in connection with the filing of any business acquisition report. Buyer shall be responsible for all reasonable costs and expenses incurred by Seller or ExchangeCo (included any fees of the auditors of each of Seller, ExchangeCo or their Subsidiaries) related to the cooperation and assistance by Seller, ExchangeCo and their Subsidiaries in respect of the preparation of a business acquisition report pursuant hereto.

Section 5.17 Tax Matters. From the date hereof until the Closing, each of Seller and ExchangeCo shall ensure that each Company Group member:

(a) duly pays, within the prescribed time, all Taxes that become due and payable on or before the Closing Date;

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(b) makes adequate provision in such Company Group member’s financial and accounting records for the Taxes that relate to any period ending on or before the Closing Date (including as a consequence of the Closing) but that are not yet due and payable and for which Tax Returns are not yet required to be filed;

(c) withholds from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Laws to be withheld therefrom and pays all those amounts to the relevant Governmental Authority within the time required under any applicable Tax Laws;

(d) refrains from entering into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it, without the prior written consent of Buyer; and

(e) except as may be required by generally accepted accounting principles or applicable laws, does not make any material change in the Tax, financial or accounting policies or practices applied in the preparation of the Financial Statements, including any material change in credit, collection or payment policies, procedures or practices or the method of determining reserves.

Section 5.18 Employment and Benefits Matters.

(a) MJF.

(i) As soon as practical following the execution of this Agreement, Seller shall, and shall cause its Affiliates to, (i) identify to Buyer each employee of the Seller Group that provides services relating to MJF (an “MJF-Related Employee”) and (ii) facilitate Buyer’s assessment of each MJF-Related Employee (which may include meetings with such MJF-Related Employee).

(ii) At least forty (40) days prior to the Closing, Buyer shall select each MJF-Related Employee that Buyer wishes to be employed by Buyer or a Subsidiary of Buyer designated by Buyer (an “MJF Prospective Employee”).

(iii) At least twenty (20) days prior to the Closing, Buyer (or a Subsidiary of Buyer designated by Buyer) shall extend offers of employment to the MJF Prospective Employees, in each case with employment to be contingent on and effective as of the Closing.

(b) AO.

(i) As soon as practical following the execution of this Agreement, Seller and ExchangeCo shall, and shall cause its Affiliates to, (i) identify to Buyer each employee of AO Group (an “AO Employee”) or the Seller Group that provides services relating to AO (an “AO-Related Employee”) and (ii) facilitate Buyer’s assessment of each AO Employee and AO-Related Employee (which may include meetings with such AO Employee or AO-Related Employee).

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(ii) At least forty (40) days prior to the Closing, Buyer shall select those AO Employees that Buyer wishes to remain employed by AO (an “AO Retained Employee”) and those AO-Related Employees that Buyer wishes to be employed by Buyer or a Subsidiary of Buyer designated by Buyer (an “AO Prospective Employee”).

(iii) Prior to the Closing, Seller shall transfer to a Seller Group member (other than a Company Group member) the employment of each AO Employee that is not an AO Retained Employee.

(iv) At least twenty (20) days prior to the Closing, Buyer (or a Subsidiary of Buyer designated by Buyer) shall extend offers of employment to those AO-Related Employees that Buyer wishes to be employed by Buyer, in each case with employment to be contingent on and effective as of the Closing; provided that, at Buyer’s option, Seller shall cause AO to extend any such offer of employment.

(c) Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer in connection with this Section 5.18. Seller shall ensure that, as of the Closing, (i) MJF does not have any employees other than MJF Prospective Employees and (ii) AO does not have any employees other than AO Retained Employees or, to the extent determined by Buyer, AO Prospective Employees.

(d) Seller and ExchangeCo shall be solely responsible, and the Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller Group or the Company Group (including, without limitation, wages, hourly pay, commissions, bonuses, fees, salary, overtime, accrued vacation pay, sick pay, public holiday pay, fringe, pension or profit sharing benefits, termination pay, severance pay, pay-in-lieu-of-notice, and any other compensation as well as any fines or penalties for failure to pay any of the foregoing) or other sums due to the Seller Group’s or the Company Group’s current or former employees, independent contractors or consultants for any period relating to the service with the Seller Group at any time on or before the Closing Date, and Seller and ExchangeCo shall pay all such amounts to all entitled Persons on or before the Closing Date or, if not paid before the Closing Date, promptly following the Closing Date. Seller and ExchangeCo shall be solely responsible, and the Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller Group or the Company Group that are partly or wholly the result of the transactions contemplated in this Agreement, including any payment related to retention or upon a change of control, and Seller and ExchangeCo shall pay all such amounts to all entitled Persons. Upon Buyer’s request, Seller and ExchangeCo shall provide reasonable evidence of Seller’s or ExchangeCo’s payments to, or releases obtained from, any of the Persons described in this Section 5.18(d). For the avoidance of doubt, Seller and ExchangeCo and not Buyer shall be responsible for all payments under the agreements referred to in Section 3.23(n) of the Disclosure Schedules.

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(e) Seller and ExchangeCo shall remain solely responsible, and Buyer shall have no obligations whatsoever, for the satisfaction of all Liabilities pursuant to any Benefits Plan and Non-U.S. Benefits Plan, which Liabilities relate to events occurring on or before the Closing Date. Seller and ExchangeCo shall also be solely responsible, and the Buyer shall have no obligations whatsoever, for any compensation, benefit or other amounts payable pursuant to a Benefit Plan or Non-U.S. Benefit Plan that are partly or wholly the result of the transactions contemplated in this Agreement. Seller and ExchangeCo also shall remain solely responsible for all claims under the Workplace Safety and Insurance Act, 1997 (Ontario) (or the comparable legislation of any other jurisdiction) of any current or former employees, officers, directors, independent contractors or consultants of the Seller Group or the Company Group that relate to events occurring on or before the Closing. Seller and ExchangeCo shall pay or cause to be paid, all such amounts to the appropriate persons.

Article VI
TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, each of Seller and ExchangeCo (and, prior to the Closing, the Company Group, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company Group, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that is inconsistent with past practice or that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Company Group member in respect of any taxable period (or portion thereof) beginning after the Closing Date. Each of Seller and ExchangeCo agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, ExchangeCo, the Company Group, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company Group) against any such Tax or reduction of any Tax asset.

(b) Return Filing Obligations.

(i) Seller and ExchangeCo shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns and shall pay all Taxes due in respect of such returns. All such Consolidated Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). From and after the Closing, Buyer shall cause the Company Group to provide Seller and its Affiliates in a timely fashion all filing information reasonably necessary for the preparation and filing of any returns of Seller or ExchangeCo due after the Closing.

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(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group (excluding Consolidated Returns) that are due after Closing (“Buyer Tax Returns”). In the case of a Tax Return of the Company Group for a Pre-Closing Tax Period (“Seller Review Returns”), such Tax Returns shall be prepared in a manner consistent with the most recent past practice of the applicable Company Group member unless otherwise required by applicable Law. Buyer shall submit such Seller Reviewed Returns to Seller at least ten (10) days prior to the anticipated filing date of such Seller Reviewed Return, and Buyer will consider in good faith any reasonable comments Seller may have on such Seller Reviewed Returns. Seller shall pay to Buyer any Taxes reflected as due on any Seller Reviewed Returns when such Seller Reviewed Return is filed to the extent such Taxes are Indemnified Taxes.

(c) Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be borne and paid by Seller or ExchangeCo when due, regardless of the Person liable for such obligations under applicable law or the Person making payment to the applicable Governmental Authority or other third party. Seller and ExchangeCo shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all liabilities, obligations and other rights between any member of the Seller Group, on the one hand, and the Company Group, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 6.03 Tax Indemnification.

(a) Except to the extent treated as a liability in Closing Working Capital or as Closing Indebtedness, Seller and ExchangeCo shall indemnify, jointly and severally, the Company Group, Buyer and their Affiliates from and hold them harmless against:

(i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.25;

(ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Seller, ExchangeCo or their Affiliates in Article VI;

(iii) all Indemnified Taxes;

(iv) reasonable out-of-pocket fees and expenses attributable to any item described in clause (i), (ii) or (iii).

Seller and ExchangeCo shall pay (x) any such Taxes Seller or ExchangeCo is responsible for which are reportable on a Tax Return due after the Closing Date at the time and in the manner specified in Section 6.01(c), and (y) any other Taxes for which it is responsible to pay under this Section 6.03 upon a determination that Tax is payable or on written demand, whichever is later, subject to Section 6.10. Seller and ExchangeCo shall not be liable for indemnification under this Section 6.03 until the aggregate amount of all Losses in respect of indemnification under this Section 6.03 exceeds Ten Thousand Dollars ($10,000), in which event Seller and ExchangeCo shall be required to pay or be liable for all such Losses from the first dollar. The indemnification provided by Seller and ExchangeCo pursuant to Section 6.03(a) shall not exceed Five Hundred Thousand Dollars ($500,000).

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(b) Except to the extent treated as an asset in Closing Working Capital, Buyer shall indemnify the Seller and its Affiliates from and hold them harmless against any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Buyer or its Affiliates in Article VI. The indemnification provided by Buyer pursuant to Section 6.03(b) shall not exceed Five Hundred Thousand Dollars ($500,000).

Section 6.04 Allocation of Taxes for Straddle Period. All Taxes and Tax liabilities that relate to a Straddle Period shall be allocated to the Pre-Closing Tax Period as follows:

(a) In the case of Taxes (i) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) In the case of other Taxes, such Taxes shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Tax Treatment. Seller, ExchangeCo and Buyer agree that the transactions contemplated hereby related to the MJF Group will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of each of the members of the MJF Group.

Section 6.06 Tax Allocation. Seller, ExchangeCo and Buyer agree that the portion of the Purchase Price allocable to the Membership Interests (and the liabilities of the MJF Group) shall be allocated among the assets of the MJF Group for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 120 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 related to the MJF Group herein shall be allocated in a manner consistent with the Allocation Schedule.

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Section 6.07 Contests.

(a) Each Party will promptly notify the other Party in writing upon receipt by such Party (or any of its Affiliates) of notice of any pending or threatened audit, examination or proceeding by a Governmental Authority in respect of which an indemnity may be sought pursuant to this Article VI (a “Tax Claim”); provided, however, that the failure of such party to give prompt notice shall not relieve the other party of any of its obligations under this Article VI except to the extent the other party can demonstrate actual prejudice as a result of such failure.

(b) Seller (or Affiliate thereof) shall control any Tax Claim related to Consolidated Returns and Taxes of the Company Group to be reported on or related to a Consolidated Return. Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Claim related to Taxes of the Company Group. Seller shall, in good faith, allow Buyer to make comments to Seller regarding the conduct of or positions taken in any such proceeding. Buyer shall have the right to consent prior to any settlement with respect to (or abandonment of) any such Tax Claim related to Taxes of the Company Group (provided such consent cannot be unreasonably withheld, conditioned or delayed).

(c) Buyer (or Affiliate thereof) shall control any Tax Claim related to Taxes of the Company Group with respect to a Pre-Closing Tax Period and Straddle Period other than Tax Claims subject to Section 6.07(b). Buyer shall keep Seller fully and timely informed with respect to the commencement, status and nature of any such Tax Claim. Buyer shall, in good faith, allow Seller to make comments to Buyer regarding the conduct of or positions taken in any such proceeding. Seller shall have the right to consent prior to any settlement with respect to (or abandonment of) any such Tax Claim (provided such consent cannot be unreasonably withheld, conditioned, or delayed).

Section 6.08 Cooperation and Exchange of Information. Each of Seller, ExchangeCo and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or proceeding in respect of Taxes of the Company Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by tax authorities. Each of Seller, ExchangeCo and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date, Seller, ExchangeCo or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Notwithstanding anything to the contrary contained herein, (i) Seller shall not be required to provide Buyer with a copy of, or otherwise disclose the contents of, any Consolidated Return and (ii) Buyer shall not be required to provide Seller or ExchangeCo with a copy of, or otherwise disclose the contents of, any Tax Claim with respect to a combined, consolidated, affiliates, unitary or aggregated Tax Return that includes Buyer or any Affiliate thereof.

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Section 6.09 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.10 Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VI (other than amounts described in Section 6.01(c), which shall be paid directly by Seller or ExchangeCo to Buyer) shall be satisfied by Seller or ExchangeCo.

Section 6.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.25 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.13 Transaction Elections. None of the Buyer, any Company Group member or any of their Affiliates shall make any election under Section 338 or Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.14 Closing Date Transactions. All transactions not in the ordinary course of business occurring after the Closing shall be treated for purposes of this Article VI, and, to the extent permitted by Law, for purposes of filing all Tax Returns of the Seller, and the Company Group members, as occurring on the day after the Closing Date, and the Buyer shall be responsible for all Taxes arising from such transactions.

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer, Seller or ExchangeCo pursuant to the HSR Act or other applicable Law relating to antitrust, competition or foreign investment matters, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

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(b) (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof and (ii) there shall be no Action pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to challenge or seek to restrain or prohibit the consummation of such transactions, but not including any notice received by a Governmental Authority that pursuant to applicable law such Governmental Authority reserves the right to review the transactions in the future.

(c) Seller or ExchangeCo, as applicable, shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) Seller has obtained the Required Seller’s Stockholder Vote with respect to the transactions contemplated by this Agreement and the Ancillary Documents, in each case to the extent that stockholder approval is required by Law.

(e) The Merger Transaction has closed prior to the Closing or will close simultaneously with the Closing; provided that the condition set forth in this Section 7.01(e) shall be deemed to be waived in the event that the Merger Transaction has not closed by five (5) Business Days prior to the Outside Date.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller or ExchangeCo contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.27 and Section 3.28, the representations and warranties of Seller or ExchangeCo contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case, or in the aggregate, where the failure to be true and correct would not have a Material Adverse Effect (provided that all “Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Seller or ExchangeCo will be disregarded). The representations and warranties of Seller or ExchangeCo contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.27 and Section 3.28 shall be true and correct in all but de minimus respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) Each of Seller and ExchangeCo shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to the requirements of Section 2.03(b), each of Seller and ExchangeCo shall have performed and complied in all respects, and provided further, that with respect to agreements, covenants and conditions that are qualified by materiality, each of Seller and ExchangeCo shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) No Action shall have been commenced against Buyer, Seller, ExchangeCo or the Company Group, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the Interim Balance Sheet Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received resignations of the directors, managers, and officers of the Company Group pursuant to Section 5.05.

(h) At least three (3) Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(i) Seller shall have delivered to Buyer the Estimated Closing Statement contemplated in Section 2.04(a)(ii).

(j) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Company Group member from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company Group member is organized and the various jurisdictions in which such Company Group member is qualified to do business.

(k) Each of Seller and ExchangeCo shall have delivered to Buyer a completed and signed IRS Form W-9.

(l) Seller and ExchangeCo, as applicable, shall have duly executed and delivered the Assignment to Buyer.

(m) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of Seller and ExchangeCo, that each of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(e), Section 7.02(q), Section 7.02(r), Section 7.02(t), Section 7.02(u), Section 7.02(v), Section 7.02(w), Section 7.02(x), Section 7.02(y), and Section 7.02(aa) have been satisfied.

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(n) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Seller and ExchangeCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller or ExchangeCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(o) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Seller and ExchangeCo certifying the names and signatures of the officers of Seller or ExchangeCo authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(p) Buyer, a Subsidiary of Buyer, or the Company Group shall have entered into employment agreements or employment arrangements with up to three (3) key employees who are MJF-Related Employee and who will be identified by Buyer within thirty (30) Business Days after signing of this Agreement (“Key Employees”), in each case in form and substance reasonably satisfactory to Buyer; provided that the condition set forth in this Section 7.02(p) shall be deemed to be waived with respect to a Key Employee if Buyer, a Subsidiary of Buyer, or the Company Group does not offer such Key Employee employment terms that, in the aggregate, are substantially the same as, or superior to, such Key Employee’s employment terms as of the date of this Agreement.

(q) The employees of the AO Group shall not include any Person other than AO Retained Employees or, to the extent determined by Buyer, AO Prospective Employees and the employees of the MJF Group shall not include any Person other than MJF Retained Employees.

(r) At least eighty percent (80%) of the MJF Retained Employees and the AO Retained Employees, in the aggregate, shall be employees of Buyer, a Subsidiary of Buyer, or the Company Group and not have given notice of their intent to terminate their employment; provided that the condition set forth in this Section 7.02(r) shall be deemed to be waived with respect to a MJF Retained Employee or an AO Retained Employee if Buyer, a Subsidiary of Buyer, or the Company Group does not offer such employee employment terms that, in the aggregate, are substantially the same as, or superior to, such employee’s employment terms as of the date of this Agreement.

(s) Each of Seller and ExchangeCo shall have delivered to Buyer such documents or instruments as Buyer reasonably requests and are reasonably necessary to provide evidence that Seller’s or ExchangeCo’s representation and warranty in Section 3.28 is true and correct in all respects.

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(t) (i) Each Material Contract between the Commonwealth of Pennsylvania, Department of Health, Medical Marijuana and MJF shall be in full force and effect, (ii) neither a MJF Group member nor the Commonwealth of Pennsylvania, Department of Health, Medical Marijuana shall have provided or received any notice of any intention to terminate or not renew any such Material Contract, (iii) no MJF Group member shall have materially breached any such Material Contract and the Commonwealth of Pennsylvania, Department of Health, Medical Marijuana shall not have alleged any such material breach, and (iv) the Commonwealth of Pennsylvania, Department of Health, Medical Marijuana shall not have revoked or modified in any material way the terms of renewal as expressed in the renewal letter from it to MJF dated January 4, 2023.

(u) (i) Each Material Contract with the State of Utah Department of Technology shall be in full force and effect, (ii) neither a MJF Group member nor the State of Utah Department of Technology shall have provided or received any notice of any intention to terminate or not renew any such Material Contract, and (iii) no MJF Group member shall have materially breached any such Material Contract and the State of Utah Department of Technology shall not have alleged any such material breach.

(v) Material Contracts constituting no more than 50% of MJF Group’s recurring subscription revenue that is up for renewal between the date of this Agreement and the Closing Date shall have terminated, otherwise ceased to be in full force and effect, or been subject to a notice of termination or non-renewal; provided that, for purposes of this clause (v), any such recurring subscription revenue that has migrated to Buyer or its Subsidiaries shall be deemed not to have terminated, otherwise ceased to be in full force and effect, or been subject to a notice of termination.

(w) As an additional condition with respect to the consummation of the sale and purchase of the Shares contemplated by this Agreement, Material Contracts constituting no more than 50% of AO Group’s recurring subscription revenue that is up for renewal between the date of this Agreement and the Closing Date shall have terminated, otherwise ceased to be in full force and effect, or been subject to a notice of termination or non-renewal; provided that, for purposes of this clause (w), any such recurring subscription revenue that has migrated to Buyer or its Subsidiaries shall be deemed not to have terminated, otherwise ceased to be in full force and effect, or been subject to a notice of termination.

(x) None of the Company Group shall be in breach of or default under (or is alleged to be in breach of or default under) in any material respect any Material Contract, and no event or circumstance shall have occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(y) Neither Seller, MJF Group, nor any of their Affiliates shall have received from the Commonwealth of Pennsylvania or the Commonwealth of Pennsylvania, Department of Health, Medical Marijuana a change request or instruction to provide expanded access to third parties of MJF Group’s software’s API application programming interface (API).

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(z) As an additional condition with respect to the consummation of the sale and purchase of the Shares contemplated by this Agreement, Buyer shall have completed and been satisfied, in its reasonable discretion, with its confirmatory due diligence review of each member of AO Group.

(aa) The Company Group shall consist of AO and MJF and shall not include any other Person.

(bb) Each of Seller and ExchangeCo shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller and ExchangeCo. The obligations of Seller and ExchangeCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01, Section 4.02 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case, or in the aggregate, where the failure to be true and correct would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis (provided that all materiality qualifications limited the scope of the representations and warranties of Buyer will be disregarded). The representations and warranties of Buyer contained in Section 4.01, Section 4.02 and Section 4.04 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Ancillary Documents to which Buyer is a party shall have been executed and delivered by Buyer and true and complete copies thereof shall have been delivered to Seller.

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(e) Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price by wire transfer of immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
SURVIVAL AND INDEMNIFICATION

Section 8.01 Survival. All representations and warranties of Seller or ExchangeCo (other than any representations or warranties contained in Section 3.25 (Taxes) which are subject to Article VI) and all covenants and agreements set forth in this Agreement (other than any covenants or agreements contained in Article VI which are subject to Article VI and other than any covenant or agreement set forth in this Agreement that provides for or contemplates performance following the Closing) shall terminate effective as of and shall not survive the Closing. Notwithstanding the foregoing, nothing in this Article VIII or otherwise will operate to limit the right of any party hereto to bring any claim or cause of action against any Person arising out of any Fraud.

Section 8.02 Limited Indemnification. MJF shall indemnify and hold harmless the Seller and its Affiliates with respect to certain matters, and to the extent, set forth on Schedule C hereto.

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Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller, ExchangeCo and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or ExchangeCo pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller or ExchangeCo within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date or if the sale and purchase of the Membership Interests contemplated by this Agreement has not been consummated by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) (A) the Seller’s Stockholders Meeting (including any adjournments and postponements thereof) has been held and completed and Seller’s stockholders have taken a final vote on the Seller Stockholder Matters and (B) the Seller Stockholder Matters have not been approved at the Seller Stockholders Meeting (or any adjournment or postponement thereof) by the Required Seller Stockholder Vote;

(iv) at any time prior to obtaining the Required Seller Stockholder Vote), (A) Seller failed to include the Seller Board Recommendation in the Proxy Statement / Prospectus; (B) Seller’s board of directors shall have made a Seller Board Adverse Recommendation Change; (C) Seller’s board of directors has approved, endorsed or recommended any Acquisition Proposal; (D) Seller has executed or entered into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; (E) Seller has not held the Seller’s Stockholders Meeting by five (5) Business Days prior to the Outside Date; or (F) Seller or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 5.03;

(v) Seller’s board of directors, prior to obtaining the Required Seller’s Stockholder Vote, has determined to make a Seller Board Adverse Change Recommendation under Section 5.14(b) and accept a Superior Offer; or

(vi) if (A) each of the conditions set forth in Section 7.01 and Section 7.03 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (B) Buyer shall have notified Seller in writing that it is ready, willing and able to consummate the Closing (and Buyer shall not have revoked such notice) and (iii) Seller and ExchangeCo shall have failed to consummate the Closing within five (5) Business Days of such notice.

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(c) by Seller by written notice to Buyer if:

(i) Each of Seller and ExchangeCo is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date or if the sale and purchase of the Membership Interests contemplated by this Agreement has not been consummated by the Outside Date, unless such failure shall be due to the failure of Seller or ExchangeCo to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Seller’s board of directors, prior to obtaining the Required Seller’s Stockholder Vote, has determined to make a Seller Board Adverse Change Recommendation under Section 5.14(b) and accept a Superior Offer; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) this Article IX and Section 5.06 and Article X shall survive the termination of this Agreement and shall remain in full force and effect; and

(b) that nothing herein shall relieve any party hereto from liability for any material breach of any provision hereof or for Fraud.

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Section 9.03 Termination Fee and Expenses. If this Agreement is terminated by Buyer pursuant to Section 9.01(b)(iii), (iv), (v) or (vi) or by Seller pursuant to Section 9.01(c)(iii), then Seller shall:

(a) pay to Buyer a nonrefundable fee in an amount equal to $290,000 within 10 Business Days after such termination (in the case of termination by Buyer) or concurrent with such termination (in the case of termination by Seller) by wire transfer of same-day funds; and

(b) reimburse Buyer for up to a maximum of $60,000 of reasonable fees and expenses incurred by Buyer in connection with this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby within 10 Business Days after the date on which Buyer submits to Seller true and correct copies of reasonable documentation supporting such fees and expenses by wire transfer of same-day funds.

If Seller fails to pay when due any amount payable by Seller under this Section 9.03, then (a) Seller shall reimburse Buyer for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Buyer of its rights under this Section 9.03, and (b) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Seller acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Buyer would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such amount is payable.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or ExchangeCo:	Akerna Corp. 1550 Larimer St., #246 Denver, Colorado 80202 E-mail: jlb@akerna.com Attention: Jessica Billinglsey, Chief Executive Officer

with a copy to:

Dorsey & Whitney LLP

Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402-1498

Facsimile: 612.465.4217

E-mail: Brenkert.Jason@dorsey.com; Bercaw.Chris@dorsey.com

Attention: Jason Brenkert and C. Christopher Bercaw

If to Buyer:	MJ Acquisition Corp. 16192 Coastal Highway Lewes, DE 19958 Attn: Chief Executive Officer

with a copy to:	PremierCounsel, LLP 201 Spear Street, Suite 1100 San Francisco, CA 94105 Attention: William Kushner Email: wkushner@premiercounsel.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller or ExchangeCo, assign all or any portion of its rights under this Agreement to one or more of its or its parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, ANOTHER STATE COURT LOCATED WITHIN THE STATE OF DELAWARE OR, IF NO STATE COURT LOCATED WITHIN THE STATE OF DELAWARE HAS JURISDICTION, THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENTS OR THE OTHER ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENTS, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

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Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof (without any requirement to post bond), in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgement by Seller or ExchangeCo that in and of itself, such information is material to or outside the ordinary course of business. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

AKERNA CANADA AMPLE EXCHANGE INC.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

MJ ACQUISITION CORP.

By:	/s/ Scott Ogur
Name:	Scott Ogur
Title:	Authorized Representative

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